Exhibit (h.24)	Amendment No. 4 to Transfer Agency and Services Agreement

Amendment No. 4 to

Transfer Agency and Services Agreement

This Amendment No. 4 to Transfer Agency and Services Agreement (this "Amendment") is made this 26th day of August, 2014, by and between Heartland Group, Inc., a Maryland corporation (the "Fund"), and ALPS Fund Services, Inc., a Colorado corporation ("ALPS").

WHEREAS, the Fund is a registered open-end management investment company organized as a series corporation offering a number of portfolios of securities (each a "Portfolio" and collectively, the "Portfolios");

WHEREAS, the Fund and ALPS are party to a Transfer Agency and Services Agreement dated August 13, 2008, as previously amended August 14, 2008, May 12, 2010, and July 17, 2013 (the "Transfer Agency Agreement"), whereby the Fund has engaged ALPS to provide transfer agency and dividend disbursement services to the Portfolios;

WHEREAS, on or about August 15, 2014, the Heartland Mid Cap Value Fund became a Portfolio of the Fund and the Fund seeks to have ALPS provide transfer agency and dividend disbursement services to that Portfolio;

WHEREAS, ALPS and the Fund wish to hereby amend Appendix B of the Transfer Agency Agreement; and

WHEREAS, ALPS and the Fund wish to hereby amend Appendix C of the Transfer Agency Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund and ALPS agree as follows:

List of Portfolios. Appendix A (List of Portfolios) of the Transfer Agency Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto.

Service Levels/Performance Standards Exhibit 1 to Appendix B of the Transfer Agency Agreement is deleted in its entirety and replaced with the Exhibit 1 to Appendix attached hereto.

Compensation Appendix C (Compensation) of the Transfer Agency Agreement is deleted in its entirety and replaced with the Appendix C (Compensation) attached hereto.

Entire Agreement All terms, conditions, representations and warranties contained in the Transfer Agency Agreement are incorporated herein by reference and both the Fund and ALPS hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in this Amendment and in the Transfer Agency Agreement, as previously amended, constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated in the Transfer Agency Agreement, as previously amended.

Choice of Law This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of law provisions thereof.

Counterparts This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Defined Terms all capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Transfer Agency Agreement, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first set forth above.

HEARTLAND GROUP, INC.	ALPS FUND SERVICES, INC.

/s/ Paul T. Beste Name: Paul T. Beste Title: Vice President	/s/ Jeremy O. May Name: Jeremy O. May Title: President

Appendix A

List of Portfolios

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Heartland International Value Fund

Heartland Mid Cap Value Fund

EXHIBIT 1 to APPENDIX B

SERVICE LEVELS/PERFORMANCE STANDARDS

Teleservicing:

•	Access to call monitoring and to ALPS’ call storage system

•	Bi-weekly joint call monitoring sessions if requested by Heartland Funds. Client/prospect calls to be reviewed may be selected by both ALPS and Heartland Funds

The following standards will be met on a quarterly basis:

•	Average Speed of Answer will be 20 seconds or less

•	Average Service Level will be >90%

•	Service Level will be <80% nine days or less per period

Complaints related to ALPS shareholder services to be addressed between the parties and mutually agreed upon actions will be taken.

Processing:

•	Secure, web-based access to client account information

•	Client impacted direct transactions accuracy rate of >98%

•	Client impacted direct maintenance accuracy rate of >98%

•	Quality control review for new accounts and financial transactions sent directly will occur at a rate of 100% for transactions > $xxxx

•	Quality control review for financial transactions received via phone will occur at a rate of 100% for transactions > $xxxx

The following standards will be met on a monthly basis.

•	98% of all new accounts in good order will be established on TA system on the date of receipt. 100% will be established within 5 business days of receipt

•	98% of all shareholder transactions in good order will be placed on the TA system the day they are received. 100% will be placed on the TA system within 5 business days of receipt

•	98% of all routine account maintenance items in good order will be completed within 2 business days of receipt. 100% will be completed within 5 business days of receipt

•	98% of all shareholders who submit items not in good order will be contacted within 3 business days. 100% will be contacted within 5 business days. 98% of all subsequent shareholder communication in regards to not in good orders will be handled within 3 business days. 100% will be contacted within 5 business days

Samples of specific accounts and/or transactions may be provided to Heartland Funds at their request

Print/Mail:

The following standards will be met:

•	95% of all daily transaction confirmations will be mailed/emailed to shareholders within 3 business days after trade date. 100% within 5 business days

•	95% of all redemption checks will be mailed to shareholders by the business day after trade date (T+1), 100% within 5 business days

•	98% of monthly and quarterly statements will be mailed/emailed to shareholders within 5 business days after month/quarter end (ALPS will not be held responsible for missing deadline if inserts provided by Heartland Funds are not received by 2nd business day after month/quarter end). 100% by 7 business days

•	All tax documents, including 1099s (B/Div/R) and 5498s, will be mailed by their reporting deadline.

•	98% of all outgoing shareholder correspondence will be accurate within a month.

Penalties:

•	Tele Servicing

The penalty for missing a standard measured over a calendar quarter during any rolling twelve month period is a 10% reduction in the TA base fee payable to ALPS for the last month in the impacted quarter.

The penalty for missing a standard in a second calendar quarter during any rolling twelve month period is a 20% reduction in the TA base fee payable to ALPS for the last month in the impacted quarter.

The penalty for missing a standard in a third calendar quarter during any rolling twelve month period is a 30% reduction in the TA base fee payable to ALPS for the last month in the impacted quarter.

•	Processing and Print Mail:

The penalty for missing a standard in a second month during any rolling twelve month period is a 10% reduction in the TA base fee payable to ALPS for that month

The penalty for missing a standard in a third month during any rolling twelve month period is a 20% reduction in the TA base fee payable to ALPS for that month

The penalty for missing a standard in a forth month during any rolling twelve month period is a 30% reduction in the TA base fee payable to ALPS for that month. In addition, Heartland Funds will have the right to terminate its Transfer

Agency Agreement with ALPS on thirty days notice if ALPS has missed a standard for four months during any rolling twelve month period

Note: All service levels/performance standards must be met as outlined above unless an exception is approved in writing from a Heartland officer

APPENDIX C

COMPENSATION